EXHIBIT 107.1
Calculation of Filing Fee Table

Form S-8
(Form Type)

Ontrak, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and 457 (h)	150,000	$0.38	$57,000	0.0001102	$6.2814
Total Offering Amount					$57,000		$6.2814
Total Fee Offsets							$0.00
Net Fee Due							$6.2814

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued pursuant to the Ontrak, Inc. 401(k) Plan (the “Plan”) as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act on the basis of the average of the high and low sales prices per share of the stock as reported on the Nasdaq Capital Market on December 19, 2022.